Exhibit 8.1

601 Lexington Avenue
New York, New York 10022
(212) 446-4800	Facsimile: (212) 446-4900
www.kirkland.com

April 3, 2017
Exelon Corporation
10 South Dearborn Street, 52nd Floor
P.O. Box 805398
Chicago, IL 60680-5398

Re:	Exelon Corporation
Prospectus Supplement for Remarketing of $1,150,000,000 aggregate principal amount of 2.50% Junior Subordinated Notes due 2024
Ladies and Gentlemen:
We are issuing this opinion letter in our capacity as special counsel to Exelon Corporation, a Pennsylvania corporation (the “Company”), in connection with the remarketing of the Company’s $1,150,000,000 aggregate principal amount of 2.50% Junior Subordinated Notes due 2024 (the “Original Notes”) that were issued pursuant to the Indenture (For Unsecured Subordinated Debt Securities), dated as of June 17, 2014, as supplemented by the First Supplemental Indenture, dated as of June 17, 2014, in each case by and among the Company and The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee (the “Trustee”). The Original Notes were originally issued as components of Equity Units (the “Equity Units”) in the form of a Corporate Unit consisting of a purchase contract issued for shares of the Company’s common stock and a 1/20, or a 5%, undivided beneficial ownership interest in $1,000 principal amount of the Original Notes, pursuant to a Registration Statement on Form S-3ASR (No. 333-196220) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 23, 2014. Pursuant to the Remarketing Agreement, dated as of February 8, 2017 (as supplemented by the Joinder to Remarketing Agreement, dated as of March 29, 2017, the “Remarketing Agreement”), by and among the Company and Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, PNC Capital Markets LLC, Loop Capital Markets LLC, Lebenthal & Co., LLC and Mischler Financial Group, Inc., as the remarketing agents, Goldman, Sachs & Co., as the quotation agent, and The Bank of New York Mellon Trust Company, N.A., solely as attorney-in-fact of the holders of the purchase contracts, the Original Notes are being remarketed into $1,150,000,000 aggregate principal amount of 3.497% Junior Subordinated Notes due 2022 (the “Remarketed Notes”) issued pursuant to that certain Second Supplemental Indenture, dated as of April 3, 2017 (the “Second Supplemental Indenture”), by and among the Company and the Trustee.

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April 3, 2017 Page 2

For purposes of the opinion set forth below, we have, solely as to factual matters, relied upon (i) the Base Prospectus, dated May 23, 2014 (the “Base Prospectus”), as supplemented by the Company’s preliminary Prospectus Supplement, dated March 29, 2017, relating to the remarketing of the Original Notes; (ii) the Base Prospectus, as supplemented by the Company’s final Prospectus Supplement, dated March 29, 2017, relating to the remarketing of the Original Notes (the “Prospectus Supplement”); and (iii) the Transaction Documents. The term “Transaction Documents” is used in this letter to refer collectively to the Second Supplemental Indenture; the Remarketed Notes; and the Remarketing Agreement.
The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS, and existing judicial decisions. The statutory provisions, regulations, interpretations and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, legal opinions are not binding on the IRS or any court and there can be no assurance that the IRS or a court will not take contrary positions to those stated in our opinion.
Based on the foregoing and assuming that the Transaction Documents are duly authorized, executed, and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Transaction Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements of law and legal conclusions regarding the material U.S. federal income tax consequences of the purchase, ownership, and disposition of the Remarketed Notes as set forth in the Prospectus Supplement under the heading “Material U.S. Federal Income Tax Considerations” are accurate in all material respects.
We express no opinion concerning any tax matter other than as described above, including any other tax consequences of the purchase, ownership, and disposition of the Remarketed Notes under federal, state, local or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein. This letter is limited to the specific issues addressed herein and the opinion rendered above is limited in all respects to the laws and facts existing on the date hereof. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretation of such laws or facts that may occur after the date hereof or as to any future action that may become necessary to maintain the Remarketed Notes as indebtedness for U.S. federal income tax purposes.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K regarding the remarketing of the Original Notes and to the incorporation of this opinion by reference in the Prospectus Supplement and the references therein to us under the headings “Material U.S. Federal Income Tax Considerations” and “Legal Matters.” In giving the foregoing consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/Kirkland & Ellis LLP